Petro River Oil Corp. Provides Update on Horizon Energy Partners’ Farmout Agreement with California Resources Production Company

NEW YORK, NY, February 25, 2016 – Petro River Oil Corp. (OTC Pink: PTRC) (“Petro River” or the "Company"), today provided an update from Horizon Energy Partners, LLC (“Horizon Energy”) relating to a Farmout Agreement between Horizon Energy’s wholly owned subsidiary, Grapevine Energy, LLC (“Grapevine”) and California Resources Production Company (NYSE: CRC).  Petro River is currently party to a conditional purchase agreement with Horizon I Investments, LLC to acquire a 20% interest in Horizon Energy; the acquisition is expected to close in April 2016.

The Farmout Agreement offers Grapevine a 100% interest (subject to certain conditions) in a large acreage position in the southern San Joaquin Basin.  This basin contains several attractive exploration opportunities and was home to a significant oil discovery made in late 2014 (in the Stevens Sand).  Grapevine has also acquired exploration rights in this area from Chevron USA, Inc. and Aera Energy, LLC (a joint venture of ExxonMobil and Shell).

Beginning in March 2016, Grapevine will be conducting a new, 27 square mile 3-D seismic survey over the area to further delineate the discovery and provide higher quality imaging over the exploration prospects. The survey should be completed in late Q3 2016, and an initial well is planned to be drilled in Q4 2016.

The benefits from the Agreement, along with Grapevine’s other rights in the area, present a unique opportunity for Grapevine to discover and produce large quantities of “conventional” oil at finding and development costs less than $10/barrel.

Management Commentary.

Steven Brunner, President of Petro River, stated:

“Grapevine is a high-quality asset with a quality land package in a prolific oil producing basin which Horizon Energy’s management team was able to assemble. The Farmout Agreement with major oil companies is consistent with Petro River’s strategy to take advantage of the current low-price oil environment to acquire quality oil and gas assets not previously available to small exploration and development companies.”

About: Horizon Energy Partners, LLC.

Horizon Energy is an oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies (including Royal Dutch Shell, Texaco, Burlington Resources and Pogo Producing), and have advised large energy focused private equity funds and hedge funds (including KKR, Riverstone Holdings, Silver Point Capital and the Carlyle Group).   Horizon Energy is managed by Jonathan Rudney; Mr. Rudney has over 30 years of senior executive experience in the upstream oil and gas industry, and, throughout his career, has been instrumental in the growth and success of several private E&P companies.  Horizon Energy was formed to take advantage of the current depressed oil market and has identified and acquired a portfolio of highly attractive oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

About: Horizon I Investments, LLC.

Horizon I Investments, LLC (“Horizon Investments”) is a Delaware limited liability company with approximately $5.0 million in cash and a 20% membership interest in Horizon Energy.  On December 1, 2015, Petro River entered into a conditional purchase agreement to acquire 100% of Horizon Investments in an all-stock deal.  The transaction is expected to close in April 2016.  Investors should review Petro River’s filings with the Securities and Exchange Commission (“SEC”) for additional information regarding Petro River’s conditional purchase of Horizon Investments, including its Current Report on Form 8-K filed with the SEC on December 7, 2015.

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and Mountain View, California.  Petro River’s strategy is to apply modern technology, such as 3D seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders.  For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.  For further information, please contact:

Investor Relations

ir@petroriveroil.com

(469) 828-3900